Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410-4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410-5230

Media Contact:
DKC
Juliet Horn
(212) 981-5221

ULTA BEAUTY ANNOUNCES FOURTH QUARTER 2012 RESULTS

Total Sales Increased 30.3%

Comparable Store Sales Increased 8.0%

EPS Increased 37.0% to $1.00

Bolingbrook, IL – March 14, 2013 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the fourteen week period (“Fourth Quarter”) and fifty-three week period (“Fiscal Year”) ended February 2, 2013, which compares to the thirteen and fifty-two week periods ended January 28, 2012.

For the Fourth Quarter:

•	Net sales, including the benefit of the 14th week in the quarter, increased 30.3% to $758.8 million from $582.5 million in the fourth quarter of fiscal 2011;

•	Comparable store sales (sales for stores open at least 14 months) increased 8.0% compared to an increase of 11.5% in the fourth quarter of fiscal 2011;

•	Gross profit increased 10 basis points to 34.2% from 34.1% in the fourth quarter of fiscal 2011;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 100 basis points to 20.3% compared to 21.3% in the fourth quarter of fiscal 2011;

•

Preopening expenses increased to $1.9 million, compared to $1.0 million in the fourth quarter of fiscal 2011. Real estate activity in the fourth quarter included 13 new stores and 1 remodel compared to 7 new stores in the fourth quarter of fiscal 2011;

•	Operating income increased 41.7% to $103.8 million, or 13.7% of net sales, compared to $73.2 million, or 12.6% of net sales, in the fourth quarter of fiscal 2011;

•	The tax rate was 37.8% compared to 36.7% in the fourth quarter of fiscal 2011;

•	Net income increased 39.4% to $64.5 million compared to $46.3 million in the fourth quarter of fiscal 2011; and

•

Income per diluted share increased 37.0% to $1.00 compared to $0.73 in the fourth quarter of fiscal 2011. Excluding the $0.05 earnings per share benefit of the 14th week, income per diluted share increased 30.1%.

Dennis Eck, Interim Chief Executive Officer, stated, “The Ulta team achieved strong fourth quarter results to complete an exceptional year in 2012. Excellent execution of our multi-year growth strategy was evident in the milestones achieved during the year: we increased square footage by 23% with the addition of 101 net new stores, we greatly enhanced our offering with newness across the board, we implemented a new Customer Relationship Management platform, broadened our marketing reach and brand awareness, and improved our digital capabilities including rapid growth in our e-commerce business.”

“We believe that Ulta will continue to drive rapid sales and earnings growth, while continuing to invest in the infrastructure needed to sustain the growth of our retail and digital businesses. We are on track to open 125 stores this year, and continue to see a strong pipeline of new brands, products and services to enhance our offering. We are excited to announce that we will be continuing the expansion of Clinique boutiques this year, in addition to the 43 boutiques rolled out at the end of 2012. To provide a solid foundation for Ulta’s growth in the years ahead, we plan to invest in several areas of the business. This will include upgrading our warehouse management systems, preparing for an additional distribution center in 2014, redesigning our e-commerce site, and building the additional Clinique boutiques as well as investing in labor to support the growth of our prestige categories. We are confident that Ulta will continue to gain market share and grow its position as a beauty and trend authority. We have a strong, tenured team in place to drive outstanding results in the quarters and years to come.”

For the Fiscal Year 2012:

•	Net sales, including the benefit of the 53rd week, increased 25.0% to $2,220.3 million from $1,776.2 million in fiscal 2011;

•	Comparable store sales (sales for stores open at least 14 months) increased 8.8% compared to an increase of 10.9% in fiscal 2011;

•	Gross profit increased 60 basis points to 35.3% from 34.7% in fiscal 2011;

•	SG&A expense as a percentage of net sales decreased 110 basis points to 22.0% compared to 23.1% in fiscal 2011;

•

Pre-opening expense increased to $14.8 million, compared to $10.0 million in fiscal 2011. Real estate activity for fiscal 2012 included 102 new stores, three relocations and 21 remodels compared to 61 new stores, two relocations and 17 remodeled stores in fiscal 2011;

•	Operating income increased 42.7% to $280.0 million, or 12.6% of net sales, compared to $196.2 million, or 11.0% of net sales, in fiscal 2011;

•	The tax rate was 38.3% compared to 38.5% for fiscal 2011;

•	Net income increased 43.5% to $172.5 million compared to $120.3 million in fiscal 2011; and

•	Income per diluted share increased 41.1% to $2.68 compared to $1.90 in fiscal 2011. Excluding the $0.05 earnings per share benefit of the 53rd week, income per diluted share increased 38.4%.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the fourth quarter totaled $361.1 million, compared to $244.6 million at the end of the fourth quarter of fiscal 2011, representing an increase of $116.5 million. Average inventory per store increased 20.5% compared to prior year. The increase in total inventory was primarily due to the 101 net new stores opened since January 28, 2012, but also includes incremental inventory related to the recently added prestige brand boutiques, as well as the planned fourth quarter strategic inventory investments in core product categories to ensure strong in-stock levels throughout the holiday season and into early 2013.

For the fiscal year 2012, the Company generated over $50 million of free cash flow and paid a $63 million special cash dividend.

The Company did not utilize its credit facility during the fiscal year ended February 2, 2013.

Store Expansion

During the fourth quarter, the Company opened 13 stores located in Bangor, ME; Colma, CA; Coral Springs, FL; Fairview, TX; Florissant, MO; Glen Allen, VA; Harahan, LA; Houston, TX (River Oaks); Lisbon, CT; Newington, NH; Port Chester, NY; Roanoke, VA and San Ysidro, CA. The Company ended the fourth quarter with 550 stores and square footage of 5,847,393, which represents a 23% increase in square footage compared to the fourth quarter of fiscal 2011.

Outlook

For the first quarter of fiscal 2013, the Company currently expects net sales in the range of $568 million to $577 million, compared to actual net sales of $474.1 million in the first quarter of fiscal 2012. Starting in the first quarter of 2013, comparable store sales will be reported including the Company’s e-commerce business. This is expected to have a positive impact of less than 100 basis points on the reported comparable store sales increase. Comparable store sales for the first quarter of 2013 are expected to increase 4% to 6%. The Company reported a comparable store sales increase of 10.1% in the first quarter of 2012.

Income per diluted share for the first quarter of fiscal 2013 is estimated to be in the range of $0.60 to $0.63. This compares to income per diluted share for first quarter of fiscal 2012 of $0.54.

For fiscal 2013, the Company plans to:

•	achieve comparable store sales growth of approximately 4% to 6%, including the impact of the e-commerce business;

•	expand square footage by 22% with the opening of 125 net new stores;

•	remodel 7 locations;

•

deliver earnings per share growth, on a 52 week adjusted basis, at the low end of the Company’s long term target of 25% - 30%, including the impact of approximately $0.13 of income per diluted share in incremental investments associated with the planned new store program, supply chain, warehouse systems, and e-commerce site investments, the expansion of prestige brand boutiques, and investments in store labor to support rapid growth in the prestige cosmetics and skincare categories;

•	incur capital expenditures of approximately $225 million in fiscal 2013, compared to $189 million in fiscal 2012; and

•	continue to generate free cash flow.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 14, 2013, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on March 21, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 409937.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of February 2, 2013, Ulta operates 550 retail stores across 45 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	14 Weeks Ended		13 Weeks Ended
	February 2, 2013		January 28, 2012
	(Unaudited)		(Unaudited)
Net sales	$758,835	100.0%	$582,511	100.0%
Cost of sales	499,191	65.8%	384,046	65.9%

Gross profit	259,644	34.2%	198,465	34.1%

Selling, general and administrative expense	153,963	20.3%	124,235	21.3%
Pre-opening expenses	1,915	0.3%	983	0.2%

Operating income	103,766	13.7%	73,247	12.6%
Interest expense	21	0.0%	91	0.0%

Income before income taxes	103,745	13.7%	73,156	12.6%
Income tax expense	39,213	5.2%	26,861	4.6%

Net income	$64,532	8.5%	$46,295	7.9%

Net income per common share:
Basic	$1.01		$0.75
Diluted	$1.00		$0.73

Weighted average common shares outstanding:
Basic	63,901		61,905
Diluted	64,675		63,681

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	53 Weeks Ended		52 Weeks Ended
	February 2, 2013		January 28, 2012
	(Unaudited)
Net sales	$2,220,256	100.0%	$1,776,151	100.0%
Cost of sales	1,436,582	64.7%	1,159,311	65.3%

Gross profit	783,674	35.3%	616,840	34.7%

Selling, general and administrative expense	488,880	22.0%	410,658	23.1%
Pre-opening expenses	14,816	0.7%	9,987	0.6%

Operating income	279,978	12.6%	196,195	11.0%
Interest expense	185	0.0%	587	0.0%

Income before income taxes	279,793	12.6%	195,608	11.0%
Income tax expense	107,244	4.8%	75,344	4.2%

Net income	$172,549	7.8%	$120,264	6.8%

Net income per common share:
Basic	$2.73		$1.96
Diluted	$2.68		$1.90

Weighted average common shares outstanding:
Basic	63,250		61,259
Diluted	64,396		63,334

Dividends declared per common share	$1.00		$—

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Balance Sheets

(In thousands)

	February 2, 2013	January 28, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$320,475	$253,738
Receivables, net	41,515	26,153
Merchandise inventories, net	361,125	244,647
Prepaid expenses and other current assets	50,452	43,430
Deferred income taxes	15,757	12,264

Total current assets	789,324	580,232

Property and equipment, net	483,059	376,985
Deferred compensation plan assets	2,866	—

Total assets	$1,275,249	$957,217

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$118,886	$86,442
Accrued liabilities	92,127	74,411
Accrued income taxes	10,054	4,002

Total current liabilities	221,067	164,855

Deferred rent	208,003	163,463
Deferred income taxes	56,361	44,195
Other long-term liabilities	2,876	—

Total liabilities	488,307	372,513

Commitments and contingencies

Total stockholders’ equity	786,942	584,704

Total liabilities and stockholders’ equity	$1,275,249	$957,217

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Cash Flows

(In thousands)

	53 Weeks Ended	52 Weeks Ended
	February 2, 2013	January 28, 2012
	(Unaudited)
Operating activities
Net income	$172,549	$120,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,233	75,931
Deferred income taxes	8,673	10,827
Non-cash stock compensation charges	13,375	11,605
Excess tax benefits from stock-based compensation	(47,345)	(25,899)
Loss on disposal of property and equipment	1,074	1,324
Change in operating assets and liabilities:
Receivables	(15,362)	(3,861)
Merchandise inventories	(116,478)	(26,131)
Prepaid expenses and other current assets	(9,888)	(10,640)
Income taxes	53,397	40,585
Accounts payable	32,444	(651)
Accrued liabilities	13,789	(1,358)
Deferred rent	44,540	28,891

Net cash provided by operating activities	239,001	220,887

Investing activities
Purchases of property and equipment	(188,578)	(128,636)

Net cash used in investing activities	(188,578)	(128,636)

Financing activities
Dividend paid	(62,482)	—
Excess tax benefits from stock-based compensation	47,345	25,899
Stock options exercised	31,530	27,639
Common stock repurchased	(79)	(3,236)

Net cash provided by financing activities	16,314	50,302

Net increase in cash and cash equivalents	66,737	142,553
Cash and cash equivalents at beginning of period	253,738	111,185

Cash and cash equivalents at end of period	$320,475	$253,738

Exhibit 5

2012 Store Expansion

Fiscal 2012	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	449	18	0	467
2nd Quarter	467	22	0	489
3rd Quarter	489	49	1	537
4th Quarter	537	13	0	550

Fiscal 2012	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	4,747,148	202,706	0	4,949,854
2nd Quarter	4,949,854	238,274	0	5,188,128
3rd Quarter	5,188,128	525,203	10,134	5,703,197
4th Quarter	5,703,197	144,196	0	5,847,393